Exhibit 10.8

August 9, 2012

Mr. Nick Jensen

C/O Dialogic Inc.

1504 McCarthy Boulevard

Milpitas, CA 95035-7405

Re:	Consulting Agreement

Dear Nick:

This letter agreement (the “Agreement”) confirms your resignation as Chief Executive Officer of Dialogic Inc. (the “Company”) and sets forth the terms of the new consulting relationship between you and the Company. This Agreement amends and supersedes in its entirety the Service Agreement entered into by and between the Company and you on October 1, 2010 (the “Prior Agreement”). This Agreement is effective upon signature by both parties (such date, the “Effective Date”). The terms of your continuing services to the Company are as follows:

1. Resignation. Effective as of August 9, 2012, you hereby resign from all positions (including directorships) you hold with the Company, its subsidiaries and/or its affiliates (except where we mutually agree otherwise in writing) and agree to execute any and all necessary documents to effect such resignations in all such foreign jurisdictions, except for (a) your consulting role with the Company created by this Agreement, and (b) your service as a member of the Board of Directors of the Company (the “Board”), on which you are currently serving as a non-executive Vice Chair. Your service on the Board is at the pleasure of the Company’s shareholders, although you may resign at any time.

2. Consulting Relationship.

(a) Consulting Period. Subject to the terms of this Agreement, you agree to perform the services contemplated under this Agreement as a consultant to the Company during the period beginning on August 9, 2012 and ending on September 30, 2013, unless terminated earlier by either party as provided herein (the “Consulting Period”). Either party may terminate the Consulting Period prior to September 30, 2013 either (i) on thirty (30) days prior written notice, or (ii) immediately on written notice (A) to the other party that the other party has materially breached this Agreement or (B) to you by the Company if you have materially breached the Confidentiality Agreement (as defined below). The Consulting Period will end automatically upon your death. Following the end of the Consulting Period, you will have no further rights to earn or receive any Consulting Fees (as defined below), except as provided in Section 2(c)(i) below.

(b) Consulting Services. During the Consulting Period, you will provide consulting services to the Company, including but not limited to providing transition assistance to the new President and Chief Executive Officer, working on strategic projects related to the business of the Company, and any other mutually agreed to services reasonably requested by the Board or the Chief Executive Officer (the “Services”). Your work will be directed by the Chief Executive Officer of the Company. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. During the Consulting Period, you will be free to pursue other employment or consulting engagements with third parties, provided your other engagements do not unreasonably interfere with your performance of your Services to the Company or create any real or potential conflict of interests.

(c) Consulting Compensation. You will earn the following as your sole compensation for the Services (collectively, the “Consulting Fees”):

(i) For September 2012 through December 2012, the Company will pay you monthly cash consulting fees for the Services at a rate of CAD $41,666 per month. For January 2013 through March 2013, the Company will pay you monthly cash consulting fees for the Services at a rate of CAD $33,333.33 per month. For each month in which you provide Services, you will submit, not later than the end of the following month, an invoice to the Company that describes the Services provided. The Company will pay the Consulting Fees not more than thirty (30) days after receipt of your invoice. It is understood that if the Company terminates the Consulting Period under Section 2(a)(i) above (and not under Section 2(a)(ii) above), with such termination effective prior to March 31, 2013, the monthly cash consulting fees set out in this Section 2(c)(i) will be continue to be paid, in the amounts, and on the schedule set forth, in this Section 2(c)(i) as if the Services continued uninterrupted through March 31, 2013.

(ii) For the Services rendered from April 1, 2013 through the end of the Consulting Period, the Consulting Fees will be limited to one (1) cash performance-based fees that will be earned and payable in a lump sum only on the achievement of the performance goals approved related to a significant merger and acquisition transaction resulting in the Change of Control of the Company, not later than December 31, 2012, by the independent members of the Board of Directors. This single lump sum fee, if earned, will be paid not later than fifteen (15) days after the end of the Consulting Period. It is understood that if the Company terminates the Consulting Period under Section 2(a)(i) above (and not under Section 2(a)(ii) above), with such termination effective prior to September 30, 2013, the cash performance based fees set out in this Section 2(c)(ii) will be paid, in the event such a significant merger and acquisition transaction resulting in a Change of Control of the Company occurs prior to September 30, 2013.

(iii) “Change of Control” will mean the consummation of any one of the following events, but only if such event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as defined under Treasury Regulation Section 1.409A-3: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions with any then-existing shareholder of the Company or their affiliates or any holder of the Company’s debt principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

(d) The Company will reimburse you, pursuant to its regular business practice, for reasonable, documented ordinary and necessary business expenses incurred in performing the Services, provided that these expenses have been pre-approved in writing by the Company’s President and Chief Executive Officer.

(e) The Consulting Fees and any expense reimbursements will be paid either by Company or by an affiliate of the Company, in compliance with applicable law.

3. Independent Contractor Status. You acknowledge and agree that during the Consulting Period, you are an independent contractor, and not an employee, of the Company or any of its affiliates. Therefore, you acknowledge and agree that you are not entitled to any of the payments or benefits that the Company may make available to its employees from time to time, such as group health or life insurance, workers’ compensation insurance coverage, profit sharing, retirement benefits, participation in any employee stock purchase plan, fringe benefits or accrual of vacation or other paid time off. Because you will perform the Services as an independent contractor, the Company will not withhold from the Consulting Fees amounts for any taxes, social insurance contributions, or other payroll deductions. The Company will report the Consulting Fees to applicable governmental tax authorities as fees paid to an independent contractor, and not an employee. You hereby accept exclusive liability for complying with all applicable local, state, federal and foreign laws governing self-employed individuals, including but not limited to payment of taxes and social insurance contributions. If any taxing authority, worker protection agency, or labor agency determines that the Company is liable for any taxes, social insurance contributions, missed benefits plan payments, or payroll deductions in respect of the services you have provided or may provide to the Company or its affiliates, you hereby agree to indemnify and hold the Company and its affiliates harmless for and against any and all such taxes, withholdings, payments, interest charges and related penalties.

4. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation or benefits after the Effective Date for any services you have or may provide to the Company and/or any of its affiliates. Without limitation, your resignation does not qualify you for any severance payments under the Prior Agreement or any severance policy of the Company or its affiliates.

5. Return Of Company Property. Unless either the President and Chief Executive Officer or Board otherwise authorizes you to retain any documents or property in connection with your Services or membership on the Board, you agree to return to the Company, no later than by the close of business on the Effective Date all documents (and all copies thereof) and other property of the Company and its affiliates in your possession or control, including, but not limited to, files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, research and development information, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company and its subsidiaries (and all reproductions thereof in whole or in part). Any such documents or property retained in connection with the Services must be returned upon termination of such service, or upon the Company’s earlier request, without retention of any reproductions. You agree that you will make a timely diligent search to locate any such documents and property. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company and its affiliates, then you agree to provide the Company, no later than the end of your services, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You agree to provide the Company access to your systems as reasonably requested to verify that the necessary copying and/or deletion is done.

6. Proprietary Information Obligations. You hereby acknowledge your continuing obligations under Sections 13 and 14 of the Prior Agreement not to use or disclose any confidential or proprietary information of the Company, which obligations survive the termination of the Prior Agreement and are incorporated herein by reference as though such provisions were fully set forth herein. You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Services or your duties as a member of the Board, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services. In addition, as a condition to this Agreement, you acknowledge that the (i) Employee Non-Disclosure and Confidentiality Agreement attached hereto and (ii) the Invention and Secrecy Agreement attached hereto (collectively, the “Confidentiality Agreement”) that were originally signed as Annex 1 and Annex 2 of your September 28, 2006 employment agreement and (iii) the non-competition and non-solicitation provisions of the September 28, 2006 employment agreement remain in full force and effect in accordance with their terms for the Consulting Period and for 12 months afterwards and are assigned from Dialogic Corporation to the Company.

7. Nondisparagement. You agree not to disparage the Company, its affiliates and its and their officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. All parties may respond accurately and fully to any request for information to the extent required by legal process.

8. Release of Claims.

(a) General Release. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your business relationship with the Company or the termination of that relationship; (b) all claims related to your compensation or benefits from the Company, including expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all foreign, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under any Danish legislation, any Canadian or Quebec legislation, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act, Section 510; the National Labor Relations Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended); New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act, the New Jersey Law on Equal Pay, the New Jersey Political Activities of Employees Law, and the New Jersey Genetic Testing Law and any foreign laws of similar effect. Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for acts within the course and scope of your service as an officer or director of the Company, pursuant to the articles and bylaws of the Company, any fully executed written indemnification agreement with the Company, or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. As of the date of its execution of this Agreement, you represent that you have no actual knowledge of any facts that would give rise to a claim or cause of action excluded from this release of claims. You agree that you are waiving your right to any monetary recovery should any governmental agency or entity pursue any claims on your behalf.

(b) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

9. Cooperation. You agree to cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company or any of its affiliates. Such cooperation includes, without limitation, making yourself available to the Company and its affiliates upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

10. Taxes. You acknowledge and understand that the Company and its advisors make no representation or warranty with respect to tax treatment by any local, state, federal or foreign tax authority of any matters discussed in this Agreement, including but not limited to the tax treatment of any consideration provided to you under this Agreement. You are solely responsible for paying any and all taxes which you may owe as a result of your service with the Company, whether under this Agreement or otherwise, which have not been withheld by the Company.

11. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company continue to agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, (including without limitation how this Agreement amends and supersedes in its entirety the Prior Agreement), your employment with the Company, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules in New York City, New York. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator will be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company will pay all arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and you agree that all arbitration proceedings and written documentation will be in English and the arbitrator’s decision will be non-appealable and enforceable before any applicable court.

12. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into, and will be construed and enforced, in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which will be deemed to be part of one original, and facsimile signatures or signatures transmitted via .PDF file will be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return this signed Agreement to me. We look forward to continuing to work with you throughout the Consulting Period.

Sincerely,

DIALOGIC INC.

By:	/s/ Nicholas J. DeRoma, Nicholas J. DeRoma, Board Member
[Name and Title],
On behalf of Dialogic Inc. and its affiliates and subsidiaries

UNDERSTOOD AND AGREED:

/s/ Nick Jensen	August 9th, 2012
Nick Jensen	Date

All employees of Dialogic Corporation and its subsidiaries are required to execute an Employee Non-Disclosure, Confidentiality Agreement as part of their offer letter or employment agreement.

As of the publication date of this policy the language used in offer letters and employment agreements is as follows:

EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY AGREEMENT (“Agreement”)

In consideration of my employment with Dialogic Corporation, or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation in Canada, the U.S. or in any other country (without differentiation, hereinafter collectively called The Company)

Non-Disclosure & Confidentiality

For purposes of this Agreement and in connection with my employment with the Company, Confidential Information shall mean information including, but not limited to, any records, data or information concerning inventions, engineering drawings, designs, processes, methods, trade secrets, or manufacturing techniques, software programs, product specifications, product roadmaps and plans, system configuration, government classified business, customer lists and other customer-related information, cost and price information, legal information, finance information, human resources information, supplier lists and other supplier-related information, or any other information not disseminated to the public relating to the Company’s business, affairs or plans of the business, affairs or plans of the Company’s customers or suppliers (all of which is collectively referred to herein as “Confidential Information”).

I acknowledge that I have or will have access, while employed by the Company, to Confidential Information relating to the business, affairs, clients and suppliers of the Company and its clients. I hereby agree that both during and subsequent to my employment with the Company, I will not disclose to any other person whatsoever any Confidential Information which I learned in the course of my employment, whether such Confidential Information belongs to the Company or any third party, except as required by my employment with the Company or by applicable law. I also agree that both during and subsequent to my employment with the Company, I will not use any Confidential Information in any way contrary to the best interests of the Company, I will treat and protect all Confidential Information with a high standard of care, and I will not directly or indirectly divulge, use, or exploit any Confidential Information (except in the normal course of my employment with the Company) to or for the benefit of myself or any other person whatsoever, except with the express prior written consent of an authorized representative of the Company.

I understand and agree that at the time of leaving the employ of the Company, except for material published and disseminated for distribution to the public, I will deliver to the Company (to an officer designated by my superior) and will not keep in my possession or deliver to anyone else, all drawings, prints, notes, memoranda, specifications, devices, samples, documents, or any other material containing or disclosing any of the matters constituting Confidential Information.

I understand and agree that all business documentation on any computer that will be created in association with my employment at the Company (including but not limited to E-mail, Word documents and Excel spreadsheets) are the property of the Company. I agree that upon the termination of my employment, all such computer documentation shall be delivered to my supervisor or to a representative of the Human Resources Department. At any time during the course of my employment, the Company may reasonably request to back up such information on to the server or otherwise request a copy of such information.

PREPARED BY	APPROVED BY	DATE EFFECTIVE
Human Resources Department Tracey Condra, HR Manager	Rosanne Sargent, Senior VP, Human Resources Legal Department	Original Date of Issue: November 1999 Last Revision Date : December 2011

I also understand and agree that the Company is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I will not bring with me to the Company or share with the Company the confidential information, if any exists, of any of my former employers.

Non-Solicitation

I understand that the employees of the Company constitute a valuable asset of the company and I agree that during the two years subsequent to the termination of my employment with the Company, I will make no attempt to contact any person who is at that time working for the Company for the explicit or implicit purpose of soliciting or encouraging them to seek other employment.

In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

This Agreement shall be governed and interpreted by the laws of the Province of Quebec, Canada.

APPLICABLE DIALOGIC COMPANY		EMPLOYEE

By:	/s/ Rosanne Sargent	By:	/s/ Nick Jensen

Printed Name	Rosanne Sargent	Printed Name	Nick Jensen

Date:	08/09/12	Date:	August 9th, 2012

Variations and Local Law

Note that applicable law set out above may vary depending on your jurisdiction of employment. To the extent the terms set out in the Employee Non-Disclosure, Confidentiality Agreement template included in your offer letter or employment agreement was different than the one set out above or such Employee Non-Disclosure, Confidentiality Agreement was not included as part of your offer letter and template, your offer letter and employment agreement are amended to reflect the inclusion of the current template to the extent such amendment through changing a policy is compliant with local law.

In the event this policy is inconsistent with local legislation, that portion of the policy which is inconsistent with applicable law will be deemed severed from the policy in that particular instance. However, the remainder of the policy will remain in full force and effect and will continue to apply to all employees of Dialogic.

If there is doubt about the interpretation of this policy you should contact your Human Resources Business Partner.

PREPARED BY	APPROVED BY	DATE EFFECTIVE
Human Resources Department Tracey Condra, HR Manager	Rosanne Sargent, Senior VP, Human Resources Legal Department	Original Date of Issue: November 1999 Last Revision Date : December 2011

All employees of Dialogic Corporation and its subsidiaries are required to execute an Invention and Secrecy Agreement as part of their offer letter or their employment agreement

As of the publication date of this policy the language used in offer letters and employment agreements is as follows:

INVENTION AND SECRECY AGREEMENT (“Agreement”)

In consideration of my employment with Dialogic Corporation or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation (hereinafter collectively referred to as “Dialogic” with any specific reference which should not be read in the collective meaning the specific employer company), I agree as follows (in addition to any other obligations required of me pursuant to the nature of my employment):

1.	During the period of my employment, to promptly and fully communicate in writing to Dialogic (to such department or officer of Dialogic as it may direct from time to time) any and all creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like, made, acquired, obtained, created or conceived by me, either solely or jointly with others during such period, related to the scope of my employment or using Dialogic’s resources or equipment at any time, or which relate to the business of Dialogic or its affiliated or associated companies, whether or not such creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like are patentable or copyrightable or used by Dialogic (the “Inventions”). I do hereby acknowledge that Dialogic shall be the sole owner of any and all rights, title and interests in and to the said Inventions and hereby assign any and all of my rights, title and interests in and to the said Inventions, including without limitation any and all intellectual property rights therein, and the right to sue for past, present and future infringement, in any and all countries, to Dialogic or to such persons or parties as Dialogic may designate. I hereby waive any and all moral rights in and to all works, past and future, created in the course of my employment.

2.	During the period of my employment and at any time thereafter, I undertake to execute any and all documents, assignments, instruments and other papers, to make any proper oath, and to accomplish any and all acts which Dialogic may deem necessary for securing and protecting the rights, title and interests of Dialogic in such Inventions; and I further agree that I will (but at no out-of-pocket cost to me) assist Dialogic in any and all administrative and legal proceedings before intellectual property offices, courts and other bodies involving the said Inventions or any and all intellectual property right which may evolve therefrom, including without limitation, patents, patent applications, trade secrets, copyrights, and copyright applications.

PREPARED BY	APPROVED BY	DATE EFFECTIVE
Human Resources Department Tracey Condra, HR Manager	Rosanne Sargent, Senior VP, Human Resources Legal Department	Original Date of Issue: September 2003 Last Revision Date : December 2011

3.	I certify that as of this date, I have no inventions, improvements, discoveries or developments falling within the scope of this Agreement which were made prior to the date of my employment and which I own either totally or in part (the “Prior Inventions”) except as follows:

which Prior Inventions shall not be assigned under this Invention and Secrecy Agreement. However, if I incorporate a Prior Invention into an Invention, I hereby grant to Dialogic a nonexclusive, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, sell, import and to otherwise fully exploit such Prior Invention as a part of or in connection with such Invention, with the right to grant sublicenses of any or all such rights to others, without further compensation or royalty due to me from Dialogic or any successor or assign. If by incorporating a Prior Invention into an Invention, I create new, including but not limited to patentable or copyrightable subject matter (“New Invention”), said New Invention will be treated as an Invention as set forth herein.

4.	I acknowledge and agree that Dialogic is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I am not bringing with me to Dialogic any confidential information or other proprietary information of a former employer or former or existing client or any other third party and will not, in the performance of my duties for Dialogic, use any confidential information or other proprietary information of any former employer or former or existing client or any other third party without the prior written consent of such client or third party.

5.	I also acknowledge that I have received a copy of, and carefully read Dialogic’s Conflict of Interest Policy; I understand it and hereby agree to abide by any and all of its terms.

6.	I acknowledge that Dialogic is also the owner of various intellectual property (including but not limited to industrial designs, inventions, trademarks, copyrights, patents, trade secrets whether registered or unregistered) and I agree never during or after my employment to make use of those intellectual property rights except as directed by Dialogic and in any case solely for the benefit of Dialogic.

7.	The obligations contained herein shall continue beyond the termination of my employment, irrespective of the cause of termination.

8.	This Agreement shall be governed and interpreted by the laws of the Province Quebec, Canada.

9.	In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

PREPARED BY	APPROVED BY	DATE EFFECTIVE
Human Resources Department Tracey Condra, HR Manager	Rosanne Sargent, Senior VP, Human Resources Legal Department	Original Date of Issue: September 2003 Last Revision Date : December 2011

I have carefully read this Invention and Secrecy Agreement, I understand it and hereby agree to abide by any and all of its terms.

APPLICABLE DIALOGIC COMPANY		EMPLOYEE

By:	/s/ Rosanne Sargent	By:	/s/ Nick Jensen
Printed Name	Rosanne Sargent	Printed Name	Nick Jensen
Date:	08-09-12	Date:	August 9th

Variations and Local Law

Note that applicable law set out above may vary depending on your jurisdiction of employment. To the extent the terms set out in the Invention and Secrecy Agreement template included in your offer letter or employment agreement was different than the one set out above or such Invention and Secrecy Agreement was not included as part of your offer letter and template, your offer letter and employment agreement are amended to reflect the inclusion of the current template to the extent such amendment through changing a policy is compliant with local law.

In the event this policy is inconsistent with local legislation, that portion of the policy which is inconsistent with applicable law will be deemed severed from the policy in that particular instance. However, the remainder of the policy will remain in full force and effect and will continue to apply to all employees of Dialogic.

If there is doubt about the interpretation of this policy you should contact your Human Resources Business Partner.

PREPARED BY	APPROVED BY	DATE EFFECTIVE
Human Resources Department Tracey Condra, HR Manager	Rosanne Sargent, Senior VP, Human Resources Legal Department	Original Date of Issue: September 2003 Last Revision Date : December 2011

August 9, 2012

Anthony Housefather

Secretary

Dialogic Inc.

1504 McCarthy Avenue

Milpitas, California USA

Dear Anthony,

Effective August 9, 2012, I hereby resign from my position as Chief Executive Officer of Dialogic Inc., a Delaware corporation (the “Company”), as well as from any other positions I hold as an officer, director, trustee or other role with the Company or any subsidiaries or affiliates of the Company, other than my position as a member of the Board of Directors of the Company (and any committee thereof) and my position as a consultant to the Company under the terms of the Consulting Agreement with Dialogic Inc. dated August 9, 2012. Notwithstanding the foregoing, my resignation with respect to the positions I hold with the Company’s subsidiaries Dialogic Deutschland GmbH, Dialogic SARL and Veraz France SARL and such other positions where I am sole director of a subsidiary shall only take effect at the date that the applicable subsidiary is able to register a replacement for the positions that I hold.

This resignation is not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Nick Jensen
Nick Jensen

August 9, 2012

Anthony Housefather

Secretary

Dialogic Inc.

1504 McCarthy Avenue

Milpitas, California USA

Dear Anthony,

This is to confirm that after December 31, 2012 I agree to resign from my position as a member of the Board of Directors of Dialogic Inc., a Delaware corporation (the “Company”) (and any committee thereof) in the event that a majority of the independent directors of the Company request that I do so. Should this event occur I will immediately provide a resignation letter to that effect.

Sincerely,

/s/ Nick Jensen
Nick Jensen